Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (File No. 333-116304) and the related prospectus of Hub Group, Inc. for the registration of 2,185,000 shares of Class A common stock and to the incorporation therein of our report dated February 16, 2004 with respect to the consolidated financial statements and schedule of Hub Group, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Ernst & Young LLP

Chicago, Illinois

June 17, 2004